KLX ENERGY SERVICES HOLDINGS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction
On June 2, 2026 (the “Closing Date”), KLX Energy Services Holdings, Inc., a Delaware corporation (the “Company”), completed the acquisition (the “Wolf Pack Acquisition”) of certain assets owned by Wolf Pack Rentals, LLC, a Texas limited liability company (“Wolf Pack” or the “Seller”), pursuant to an asset purchase agreement, dated June 2, 2026, by and among Wolf Pack, KLX Energy Services LLC, a Delaware limited liability company and indirect wholly owned subsidiary of the Company (the “Buyer”) and the Company (the “Purchase Agreement”). The purchase price for the Wolf Pack Acquisition is $16.9, subject to customary post-closing adjustments and to be paid as follows: (i) on the Closing Date, the Buyer paid the Seller $14.1; (ii) two deferred payments of $1.5 each, to be paid at 180 and 360 days after the Closing Date, either in cash or shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), in its sole discretion, with a net present value of $2.7; and (iii) estimated post-closing adjustment to the purchase price of $0.1.

The underlying historical financial information has been derived from the unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2026 of KLX and Wolf Pack.

Information in the unaudited pro forma condensed combined financial statements is presented as follows:
•The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2026 includes adjustments for the Wolf Pack Acquisition, as if it had been completed as of January 1, 2025.

The historical condensed financial information has been adjusted to give effect to adjustments that are necessary to account for the Wolf Pack Acquisition. The adjustments are based on currently available information and certain estimates and assumptions and therefore the actual effects of these transactions will differ from the pro forma adjustments.

The unaudited condensed pro forma financial information was prepared in accordance with Article 11 of Regulation S-X. The Wolf Pack Acquisition was accounted for using the acquisition method of accounting under the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 805, Business Combinations (“ASC 805”). Accordingly, the preliminary purchase price as it relates to Wolf Pack was allocated to the assets acquired and liabilities assumed based upon management’s preliminary estimates of fair value. The determination of the final fair values is dependent upon valuations as of the Closing Date and the final adjustments to the purchase price, which when they occur may result in an adjustment to the value of the acquired assets reflected in the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes and with:
•Unaudited interim condensed consolidated financial statements of KLX as of and for the three and six months ended June 30, 2026 contained in the Form 10-Q filed on August 11, 2026.
•Audited consolidated financial statements of KLX as of and for the year ended December 31, 2025, contained in the Form 10-K filed on March 12, 2026.
•Unaudited interim condensed consolidated financial statements of Wolf Pack as of and for the three months ended March 31, 2026 contained in the Current Report on Form 8-K/A filed on August 12, 2026.
•Audited consolidated financial statements of Wolf Pack as of and for the year ended December 31, 2025 contained in the Current Report on Form 8-K/A filed on August 12, 2026.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not purport to indicate the financial condition or results of operations of future periods or the financial condition or results of operations that actually would have been realized had the Wolf Pack Acquisition been consummated on the dates or for the periods presented. The unaudited pro forma condensed combined financial statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those illustrated.

KLX Energy Services Holdings, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Six Months Ended June 30, 2026
(In millions of U.S. dollars and shares, except per share data)

	KLX(1)	Wolf Pack Five Months Ended May 31, 2026 (2)	Transaction Accounting Adjustments	Note	Pro Forma
Revenues	$312.0	$17.0	$—		$329.0
Costs and expenses:
Cost of sales	250.0	13.0	(0.3)	3a, 3b	262.7
Depreciation and amortization	42.7	2.6	(1.5)	3b	43.8
Selling, general and administrative	34.4	2.5	—		36.9
Research and development costs	0.9	—	—		0.9
Impairment and other charges	0.5	—	—		0.5
Bargain purchase gain	(6.5)	—	6.5	2	—
Operating loss	(10.0)	(1.1)	(4.7)		(15.8)
Non-operating expense (income):
Interest income	(0.0)	—	—		(0.0)
Interest expense	24.2	0.2	0.4	3c	24.8
Gain on debt extinguishment	(0.3)	—	—		(0.3)
Net loss before income tax	(33.9)	(1.3)	(5.1)		(40.3)
Income tax (benefit) expense	(1.5)	0.1	1.8	3d	0.4
Net loss	$(32.4)	$(1.4)	$(6.9)		$(40.7)

Net loss per common share:
Basic	$(1.62)				$(2.04)
Diluted	$(1.62)				$(2.04)

Weighted average common shares:
Basic	20.0				20.0
Diluted	20.0			3e	20.0

(1) KLX as filed includes Wolf Pack results for the month ended June 30, 2026
(2) Note that we have performed an analysis of the activity between May 31, 2026 and June 2, 2026 and have concluded that it is immaterial. Therefore, we have included the results of Wolf Pack for the five months ended May 31, 2026.

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements

KLX Energy Services Holdings, Inc.
Notes to Unaudited Condensed Combined Financial Information
(In millions of U.S. dollars)

NOTE 1 - Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared to give effect to the Wolf Pack Acquisition. The unaudited pro forma condensed combined financial information has been derived from historical financial statements of KLX and Wolf Pack.

Both KLX’s and Wolf Pack’s consolidated financial information has been prepared in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”) as issued by the Financial Accounting Standards Board (“FASB”).

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X. The Wolf Pack Acquisition was accounted for as using the acquisition method of accounting under the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 805, Business Combinations (“ASC 805”). Management utilized their best estimates and assumptions to assign preliminary fair value to the assets acquired and liabilities assumed at the Closing Date. The determination of the final fair values and purchase price allocation is based on preliminary estimates and subject to final adjustments. Such adjustments could be material.

Information in the unaudited pro forma condensed combined financial statements is presented as follows:
•The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2026 includes adjustments for the Wolf Pack Acquisition, as if it had been completed as of January 1, 2025.

The historical condensed financial information has been adjusted to give effect to transaction accounting adjustments that are necessary to account for the Wolf Pack Acquisition. The adjustments are based on currently available information and certain estimates and assumptions and therefore the actual effects of these transactions will differ from the pro forma adjustments. The unaudited pro forma condensed combined financial information has been compiled in a manner consistent with KLX’s accounting policies. All material adjustments required to reflect the Wolf Pack Acquisition are set forth in the column labeled “Transaction Accounting Adjustments”.

The unaudited pro forma condensed combined financial statements have been prepared on the assumption that Wolf Pack will be treated as a corporation for federal income tax purposes. In its unaudited condensed consolidated statement of operations for the six months ended June 30, 2026, the Company has recognized a tax benefit as a result of the Wolf Pack Acquisition.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what the actual results of operations or the financial position of the company would have been had the Wolf Pack Acquisition occurred on the dates assumed, nor are they necessarily indicative of future results of operations or financial position.

KLX Energy Services Holdings, Inc.
Notes to Unaudited Condensed Combined Financial Information
(In millions of U.S. dollars)

NOTE 2 - Consideration and Preliminary Purchase Price Allocation

On June 2, 2026 (the “Closing Date”), KLX Energy Services Holdings, Inc., a Delaware corporation (the “Company”), completed the acquisition (the “Wolf Pack Acquisition”) of certain assets owned by Wolf Pack Rentals, LLC, a Texas limited liability company (“Wolf Pack” or the “Seller”), pursuant to an asset purchase agreement, dated June 2, 2026, by and among Wolf Pack, KLX Energy Services LLC, a Delaware limited liability company and indirect wholly owned subsidiary of the Company (the “Buyer”) and the Company (the “Purchase Agreement”). The purchase price for the Wolf Pack Acquisition is $16.9, subject to customary post-closing adjustments and to be paid as follows: (i) on the Closing Date, the Buyer paid the Seller $14.1; (ii) two deferred payments of $1.5 each, to be paid at 180 and 360 days after the Closing Date, either in cash or shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), in its sole discretion, with a net present value of $2.7; and (iii) estimated post-closing adjustment to the purchase price of $0.1.

The following table summarizes the components of total consideration reflected in the unaudited pro forma condensed combined financial statements:

Cash and cash equivalents	$0.8
Accrued liabilities	2.8
Long-term debt	5.4
Long-term finance lease liabilities	0.3
Other non-current liabilities	7.6
Total consideration	$16.9

The allocation of the preliminary estimated purchase price with respect to the Wolf Pack Acquisition is based upon KLX’s estimates of, and assumptions related to, the fair value of assets to be acquired and liabilities to be assumed as of June 30, 2026 using currently available information. The Company expects to finalize its analysis by the second quarter of 2027. The following table summarizes the fair values of assets acquired and liabilities assumed in the Wolf Pack Acquisition in accordance with ASC 805:

Cash and cash equivalents	$—
Accounts receivable-trade	7.9
Inventories, net	0.3
Other current and non-current assets	(0.8)
Property and equipment	22.7
Accounts payable	(4.2)
Accrued liabilities	(1.6)
Other current and non-current liabilities	(0.9)
Bargain purchase, net of deferred taxes	(6.5)
Total purchase price	$16.9

Bargain purchase gain represents the excess of the preliminary estimated fair value of the identifiable assets acquired and liabilities assumed over the preliminary estimated consideration transferred. Based on management’s preliminary purchase price allocation, the Company recorded a bargain purchase gain of approximately $6.5. Note that for the six months ended June 30, 2026, we included a nonrecurring transaction accounting adjustment to eliminate the effect of this bargain purchase gain, as it would have been recorded in the prior fiscal year, if the transaction had been completed as of January 1, 2025.

KLX Energy Services Holdings, Inc.
Notes to Unaudited Condensed Combined Financial Information
(In millions of U.S. dollars)

NOTE 3 - Unaudited pro forma condensed combined statement of operations adjustments and assumptions for the
Six Months Ended June 30, 2026

a.Reflects the adjustment to lease expense of net $(0.3) resulting from the remeasurement of acquired operating lease right-of-use assets and lease liabilities using the Company’s incremental borrowing rates at the Closing Date. Total lease expense was recalculated based on the updated discount rates and is reflected within cost of sales, consistent with the Company’s accounting policies.
b.Reflects the elimination of Wolf Pack historical depreciation and amortization expense included as $2.6 for the five months ended May 31, 2026 and $0.5 for the month ended June 30, 2026, and the recognition of depreciation and amortization expense of $1.6, based on the preliminary estimated fair value of the acquired property and equipment and lease right-of-use assets. Depreciation is calculated using useful lives consistent with the Company’s existing accounting policies, as if the Wolf Pack Acquisition had been completed as of January 1, 2025.
c.Reflects (i) the elimination of approximately $0.2 of interest expense associated with Wolf Pack historical debt obligations that were not assumed by the Company in the Wolf Pack Acquisition, and (ii) the recognition of incremental interest expense of $0.6 related to borrowings under the Company’s ABL Facility and note payable, used to fund a portion of the cash consideration for the Wolf Pack Acquisition. The pro forma interest expense on the revolving credit facility borrowings was calculated using the applicable interest rate in effect as of the Closing Date, applied to the assumed outstanding borrowings. A hypothetical 0.25% increase or decrease in the weighted average interest rate would increase or decrease interest expense by less than $0.1 per year.
d.Reflects the tax effect of the transaction accounting adjustments, to the extent the amounts are expected to be deductible or taxable as appropriate, at the blended federal and state statutory tax rate of 26%. We also eliminated the $1.8 tax benefit that resulted from the Wolf Pack Acquisition, as it would have been recorded in the prior fiscal year, if the Wolf Pack Acquisition had been completed as of January 1, 2025.
e.Per the Purchase Agreement, the $2.7 of deferred consideration may be paid either in cash or by issuing stock, at the Buyer's election. Note that the potentially dilutive shares have been excluded from the computation of pro forma net loss per share, because their effect would have been anti-dilutive.